Exhibit 99.1

JAY N. LEVINE APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF

CAPMARK FINANCIAL GROUP INC.

HORSHAM, Pa. – Dec. 4, 2008 — Capmark Financial Group Inc. (“Capmark”) today announced that its board of directors has appointed Jay N. Levine as president and chief executive officer of Capmark, effective immediately.  Levine will also join Capmark’s board of directors.  Levine succeeds William F. Aldinger III, who has resigned his positions as president, chief executive officer and chairman of the board of directors of Capmark.  Aldinger, who will continue to serve as a consultant to Capmark, plans to focus on his other board memberships.

Levine formerly was president, chief executive officer and a member of the board of directors of RBS Global Banking & Markets, North America.  He also served as chief executive officer of RBS Greenwich Capital with responsibility for the company’s institutional, banking and fixed income businesses in the United States.

Dennis D. Dammerman was named chairman of Capmark’s board of directors.

“We want to thank Bill Aldinger for his contributions to making Capmark a strong, independent organization.  We look forward to working with Jay Levine and the rest of the management team as they implement new strategies to drive success despite the current turbulent market conditions,” said Chairman Dammerman.

“The breadth, depth and scope of Capmark’s business is second to none.  With my new colleagues, I am focused on building on all that has been achieved at Capmark,” said Levine.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets.  Capmark has three core businesses: lending and mortgage banking, investments and funds management, and loan servicing.  Capmark operates in North America, Europe and Asia.

For more information about Capmark, visit www.capmark.com.

# # #

©2008 Capmark Financial Group Inc.  All rights reserved.

MEDIA CONTACT:

Joyce Patterson
215-328-3842

Joyce.Patterson@capmark.com

INVESTOR RELATIONS CONTACT:

Bob Sullivan

215-328-1329

Bob.Sullivan@capmark.com